ARTICLES OF INCORPORATION
WITH STATEMENT OF CONVERSION

I.

The name of the corporation is Platinum Studios, Inc

 II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be orgpnized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

 The name and address in the State of California of this corporation's initial agent for service of process is:

Name: Kimberly Vaughn
Address: 433 N. Camden Dr., Suite 400
City: Beverly HillsState CALIFORNIA Zip: 90210

IV.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is Ten Thousand (10,000).

V.

The statement of the converting California limited liability company is Platinum Studios, LLC. The limited liability company's California Secretary of State file number is 199632510034. The principal terms of the plan of conversion were approved by a vote of the members entitled to vote or exceeded the vote required under Section 17540.3. There is one class of members entitled to vote and the percentage vote required is a majority in interest of the members. The limited liability company is converting into a California stock corporation.

It is hereby declared that I am the person who executed this instrument, which execution is my act and deed.

Platinum Studios

By:	/s/
Scott M. Rosenberg
Manager & Chairman